EXHIBIT 5

Conner & Winters, LLP
4000 One Williams Center | Tulsa, OK 74172-0148
p (918) 586-5711 | f (918) 586-8661 | cwlaw.com

October 30, 2018

Matrix Service Company
5100 East Skelly Drive, Suite 500
Tulsa, Oklahoma 74135

Re:    Form S-8 Registration Statement
Matrix Service Company 2018 Stock and Incentive Compensation Plan

Ladies and Gentlemen:

We have acted as counsel for Matrix Service Company, a Delaware corporation (the "Company"), in connection with the preparation and filing of the registration statement on Form S-8 (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission"), to register under the Securities Act of 1933, as amended (the "Securities Act"), 3,199,634 shares (the "Shares") of the Company’s common stock, par value $.01 per share (the "Common Stock"), issuable under the Matrix Service Company 2018 Stock and Incentive Compensation Plan (the "Plan").

We have examined and are familiar with an original or copy, the authenticity of which has been established to our satisfaction, of the Plan and all such documents, corporate records, and other instruments as we have deemed necessary to express the opinion herein set forth. In rendering the opinion expressed below, we have (a) examined such certificates of public officials and of corporate officers and directors and such other documents and matters as we have deemed necessary or appropriate, (b) relied upon the accuracy of facts and information set forth in all such documents, and (c) assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals from which all such copies were made. We have also assumed that the consideration to be received for each of the Shares will equal or exceed the par value per share of the Common Stock.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and acquired or paid for pursuant to and in accordance with the terms of the Plan and the applicable authorized forms of agreement thereunder, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and judicial decisions interpreting those laws as of the date of this opinion, and we do not express any opinion herein concerning the laws of any other jurisdiction.

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Austin, TX | Dallas, TX | Houston, TX | NW Arkansas | Oklahoma City, OK | Tulsa, OK | Washington, DC

Matrix Service Company
October 30, 2018

We hereby consent to the Company’s filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Conner & Winters, LLP

Conner & Winters, LLP